Exhibit 16.1

April 14, 2006

Securities and Exchange Commission

450 Fifth Street, NW

Washington, D.C. 20549

Re:

American Radio Empire, Inc.( Formerly Stonefield Management Company)

Commission File No. 000-29147

Commissioners:

We have read the statements made by American Radio Empire, Inc. (Formerly Stonefield Management Company) (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of American Radio Empire, Inc. (Formerly Stonefield Management Company) Form 8-K report dated April 14, 2006. We agree with the statements concerning our Firm in Item 4.01 of such Form 8-K.

Very truly yours,

/s/ Robison, Hill & Co.